                                                                   Exhibit 2

                          DOWDY MINNESOTA 10, INC.,
                           MLD MINNESOTA 10, INC.,
                MINNESOTA SOUTHERN CELLULAR TELEPHONE COMPANY


                           STOCK PURCHASE AGREEMENT


                                   BETWEEN


                      FRONTIER CELLULAR HOLDING INC. and
                             FRONTIER CORPORATION


                                     AND


                           HICKORY TECH CORPORATION











                          DATED:  DECEMBER 17, 1997


                               TABLE OF CONTENTS
                               -----------------
                                                                          Page
ARTICLE I - Purchase and Sale of Stock...................................... 1
1. 1.      Purchase and Sale of Stock....................................... 1
1.2.       Purchase Price................................................... 1
1.3.       Section 338 (h) (10) Election.................................... 2
1.4        Section 754 Election............................................. 2

ARTICLE II - Settlement of Intercompany Accounts............................ 2
2.1        Settlement of Intercompany Accounts Payable...................... 2
2.2.       Settlement of Intercompany Accounts Receivable................... 2

ARTICLE III - The Closing................................................... 3
3.1.       Time and Place of Closing........................................ 3
3.2.       Conditions to Obligation of Buyer to Close....................... 3
3.3.       Conditions to Obligation of Seller to Close...................... 4
3.4.       Seller's Deliveries at Closing................................... 5
3.5        Buyer's Deliveries at Closing.................................... 5

ARTICLE IV - Representations and Warranties of Seller....................... 6
4.1.       Existence and Authority of Seller................................ 6
4.2.       Organization, Authority, and Qualification of Dowdy and MLD...... 6
4.3.       Capital Stock of Dowdy and MLD................................... 6
4.4        Organization, Authority and Qualification of MSCTC............... 7
4.5.       Subsidiaries..................................................... 7

ARTICLE V - Additional Representations and Warranties of Seller............. 7
5.1.       Consents and Approvals; No Violation............................. 7
5.2.       Financial........................................................ 8
5.3.       Taxes............................................................ 10
5.4.       Title and Related Matters........................................ 10
5.5.       Patents, Trademarks, and Other Intellectual Property............. 11
5.6.       Litigation....................................................... 11
5.7.       Labor Matters.................................................... 11
5.8.       Environmental Matters............................................ 13
5.9.       Liabilities...................................................... 13
5.10.      Planned Public Improvements and Special Assessments.............. 14
5.11.      Leased Personal Property......................................... 14
5.12.      Government License and Regulation................................ 14
5.13.      Compliance with Law.............................................. 14
5.14.      Insurance........................................................ 14
5.15.      Transactions with Certain Persons................................ 14
5.16.      Bank Accounts.................................................... 14
5.17.      Full Disclosure.................................................. 15
5.18       Reports.......................................................... 15
5.19       Customers........................................................ 15

ARTICLE VI - Representations and Warranties of Buyer........................ 15
6.1.       Existence and Authority of Buyer................................. 15


6.2.       Consents and Approvals; No Violation............................. 15
6.3.       Litigation....................................................... 16
6.4.       Acquisition of Stock for Investment.............................. 16
6.5.       Full Disclosure.................................................. 16

ARTICLE VII-Additional Covenants and Agreements of the Parties.............. 16
7.1.       Operation of Business Pending Closing............................ 16
7.2.       Access to Information............................................ 18
7.3.       Reasonable Efforts............................................... 19
7.4.       HSR Notification................................................. 19
7.5        Regulatory Filings and Approval.................................. 19
7.6.       Tax Returns...................................................... 20
7.7.       Employment Offers Following Closing.............................. 20

ARTICLE VIII - Compliance with 47 C.F.R. Section 22.942..................... 21
8.1        Means of Compliance.............................................. 21
8.2        Alternative Means of Compliance.................................. 21

ARTICLE IX - Indemnification................................................ 22
9.1.       Indemnification by Seller and by Parent.......................... 22
9.2.       Procedure........................................................ 23
9.3.       Limitations...................................................... 24
9.4.       Indemnification by Buyer......................................... 24
9.5.       Cooperation on Tax Matters....................................... 24
9.6.       Procedure........................................................ 25

ARTICLE X - Termination and Abandonment..................................... 25
10.1.      Termination Unrelated to FCC Approval............................ 25
10.2       Termination Related to FCC Approval.............................. 25
10.3.      Effect of Termination............................................ 26

ARTICLE XI - Miscellaneous.................................................. 26
11.1.      Expenses......................................................... 26
11.2.      Brokers.......................................................... 26
11.3.      Further Assurances............................................... 26
11.4.      Entire Agreement and Modifications............................... 27
11.5.      Binding Agreement; Assignment.................................... 27
11.6.      Counterparts..................................................... 27
11.7.      Notices.......................................................... 27
11.8.      Governing Law.................................................... 28
11.9.      Public Announcements............................................. 28
11.10.     Certain Definitions.............................................. 28
11.11.     Arbitration...................................................... 28
11.12      No Waiver........................................................ 29
11.13.     Survival......................................................... 29


                               LIST OF EXHIBITS
                               ----------------

Exhibit 3.2(d)             Opinion from Counsel to Seller

Exhibit 3.3(d)             Opinion from Counsel to Buyer


                                   SCHEDULES
                                   ---------

Disclosure Schedule

                              STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into this 17th day of December, 1997, by and between Frontier Cellular Holding Inc., a Delaware Corporation ("Seller"), Frontier Corporation, a New York corporation ("Parent") and Hickory Tech Corporation, a Minnesota Corporation ("Buyer").

                                W I T N E S S E T H:

     WHEREAS, Seller is the owner of all of the issued and outstanding stock of Dowdy Minnesota 10, Inc., a Florida corporation ("Dowdy") and MLD Minnesota 10, Inc., a Florida corporation ("MLD") (collectively the "Stock"); and

     WHEREAS, Dowdy and MLD each hold a fifty percent general partnership interest in Minnesota Southern Cellular Telephone Company ("MSCTC"), the licensee of the A-block cellular license for Minnesota Rural Service Area 10 - Le Sueur;

     WHEREAS, Buyer and Seller have reached an agreement pursuant to which Seller will sell to Buyer and Buyer will purchase from Seller all of the issued and outstanding stock of Dowdy and MLD on the terms and conditions herein set forth; and

     WHEREAS, it is anticipated that Buyer will, prior to Closing, assign its rights, but not its obligations under this Agreement to Minnesota Southern Wireless Corporation, a Minnesota corporation and wholly-owned subsidiary of Buyer ("Acquisition Subsidiary").

     NOW, THEREFORE, the parties hereto agree as follows:

                                     ARTICLE I

                             PURCHASE AND SALE OF STOCK

     1.1. PURCHASE AND SALE OF STOCK. At the Closing (as defined in section 3.1, below), and subject to the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding capital stock of MLD and Dowdy (the "Stock") for the consideration specified in section 1.2, below.

     1.2. PURCHASE PRICE. The purchase price for the purchase of the Stock (the "Purchase Price") will be, Forty Million Dollars ($40,000,000.00), payable by wire transfer on the Closing Date in immediately available funds to an account specified by Seller before Closing.

     1.3. SECTION 338(H)(10) ELECTION. Buyer and Seller shall make a timely, effective and irrevocable election under Sections 338(a) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), to treat the purchase of the Stock as a deemed asset sale (the "Section

338(h)(10) Elections"), and shall file such election in accordance with applicable federal regulations and in those states where applicable, permitted by law and where the filing of a consolidated or combined tax return is not a prerequisite to making the Section 338(h)(10) Elections. Buyer and Seller shall complete, execute and deliver to the federal and applicable state taxing authorities such forms and documents as may be required in order to make the Section 338(h)(10) Elections binding and effective. Seller and Buyer shall negotiate in good faith to allocate the Purchase Price among the assets of MLD and Dowdy (and MSCTC as required under Section 743(b) based on the Section 754 Election in effect pursuant to
Section 1.4 of this Agreement) for the purposes of determining the federal income tax liability resulting from the Section 338(h)(10) Elections (the "Price Allocations"). Seller and Buyer agree to act in accordance with all applicable laws and regulations relating to the Section 338(h)(10) Elections, including the Price Allocations, in the preparation and filing of any Tax Return.

     1.4. SECTION 754 ELECTION. MSCTC shall make a timely, effective and irrevocable election under Section 754 (the "Section 754 Election") of the Internal Revenue Code and shall file such election in accordance with applicable federal regulations. Buyer and Seller shall complete, execute and deliver to the federal and applicable state taxing authorities such forms or documents as may be required to make the Section 754 Election binding and effective. Seller and Buyer agree to act in accordance with all applicable laws and regulations relating to the Section 754 Election in the preparation and filing of any Tax Return.

                                     ARTICLE II

                        SETTLEMENT OF INTERCOMPANY ACCOUNTS

     2.1. SETTLEMENT OF INTERCOMPANY ACCOUNTS PAYABLE. Immediately before the Closing, Seller shall make a capital contribution to MSCTC by forgiving any Intercompany Accounts Payable by MSCTC to Seller as of the Closing Date. For purposes hereof, "Intercompany Accounts Payable" means any debt, liability or other obligation, but excluding any obligation arising under this Agreement or under leases with subsidiaries or affiliates of Seller.

     2.2. SETTLEMENT OF INTERCOMPANY ACCOUNTS RECEIVABLE. Immediately before Closing, Seller shall cause MSCTC to distribute to Seller as a dividend all of the right, title and interest of MSCTC in any Intercompany Accounts Receivable due from Seller or Seller's affiliates or subsidiaries as of such date.

                                    ARTICLE III

                                    THE CLOSING

     3.1. TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Stock contemplated hereby (the "Closing") shall take place at the offices of Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646 at 10:00 a.m. local time on the fifth (5th) business day following the date on which all necessary final and unappealable regulatory approvals required as a result of the transactions contemplated hereby are obtained, including, without limitation, any approval required under the Communications Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (the "Closing Date"), or at such other time and place as the parties may mutually agree, provided, that on that day, there shall not be in effect any injunction, temporary restraining order, or other order of a court or governmental or regulatory authority of competent jurisdiction directing that the purchase and sale of the Stock pursuant to this Agreement not be consummated. If such an injunction or order is in effect on that day, the Closing shall take place as soon as practicable after it is no longer in effect.

     3.2. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to consummate the purchase of the Stock as provided herein shall be subject to fulfillment at or prior to the Closing, or written waiver by Buyer, of each of the following conditions:

     (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made as of the Closing Date, except for changes (i) contemplated by this Agreement; (ii) approved by Buyer; or (iii) set forth in the update to the Disclosure Schedule delivered by Seller at Closing, that, in the aggregate do not have a negative financial effect on MSCTC, Dowdy or MLD greater than Five Hundred Fifty Thousand Dollars ($550,000.00) provided that any individual changes described in clause (iii) of this Section 3.2(a) that would qualify as "Indemnified Claims" if they occurred after the Closing may be applied in the Basket Amount or may be presented as an "Indemnified Claim" under the provisions of Article IX hereof.

     (b) Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement.

     (c) Seller shall have delivered to Buyer (i) a certificate certifying to the fulfillment of the conditions set forth in paragraphs 3.2(a) and (b), and
(ii) a copy of certified resolutions of its Board of Directors authorizing the sale of the Stock pursuant to this Agreement, both of which shall be in a form reasonably satisfactory to Buyer.

     (d) Buyer shall have received an opinion from counsel to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 3.2(d). In rendering such opinion, counsel may rely to the extent it deems appropriate upon certificates of officers of Seller and of public officials as to factual matters and upon opinions of other counsel delivered together with such opinion.

     (e) All government consents and licenses, permits, authorizations, approvals or, filings with and notifications to any United States, state, local or other governmental regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

     (f) Buyer shall receive from Seller at or prior to Closing, Seller's Closing Deliveries (as defined in section 3.4, below).

     (g) The directors and officers of MLD and Dowdy shall have resigned their offices effective as of the Closing Date.

     3.3. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to consummate the sale of the Stock as provided herein shall be subject to fulfillment at or prior to the Closing, or written waiver by Seller, of each of the following conditions:

     (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made as of the Closing Date.

     (b) Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

     (c) Buyer shall have delivered to Seller (i) a certificate certifying to the fulfillment of the conditions set forth in paragraphs 3.3(a) and (b), and
(ii) a copy of certified resolutions of its Board of Directors authorizing the purchase of the Stock pursuant to this Agreement, both of which shall be in a form reasonably satisfactory to Seller.

     (d) Seller shall have received an opinion from counsel to Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 3.3(d). In rendering such opinion, counsel may rely to the extent it deems appropriate upon certificates of officers of Buyer and of public officials as to factual matters and upon opinions of other counsel delivered together with such opinion.

     (e) All government consents and licenses, permits, authorizations, approvals or, filings with and notifications to any United States, state, local or other governmental regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.


     (f) Buyer or Acquisition Subsidiary (as herein defined) shall have, effective as of the Closing, extended written offers of employment to those employees of MSCTC which were terminated by MSCTC effective as of the Closing on the terms described in Section 7.6 hereof.

     (g) Seller shall have received from Buyer at or prior to Closing, Buyer's Closing Deliveries (as defined in section 3.5 below).

     3.4. SELLER'S DELIVERIES AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer (collectively, "Seller's Closing Deliveries"):

     (a) The certificates representing the Stock duly endorsed by Seller for transfer to Buyer;

     (b) The opinions, certificates and other documents required to be delivered under section 3.2, above;

     (c) The minute book, stock book and corporate seal of each of Dowdy and MLD, as well as the partnership records of MSCTC;

     (d) An assignment by Seller to Buyer, in form and substance reasonably satisfactory to Buyer, of all of the right, title and interest of Seller in Leases of equipment and real property used by MSCTC. Seller shall use its reasonable efforts to obtain consents of the lessors to such assignments.

     (e) A Certificate of Status for Seller, MLD, Dowdy, and MSCTC issued by the Secretary of State of Delaware and Florida, respectively, dated within ten days of the Closing Date;

     (f) An update to the Disclosure Schedule, if any.

     3.5. BUYER'S DELIVERIES AT CLOSING. At Closing, Buyer shall pay, deliver or cause to be delivered to Seller (collectively, "Buyer's Closing Deliveries"):

     (a) The Purchase Price pursuant to section 1.2, above;

     (b) A Good Standing Certificate for Buyer issued by the Secretary of State of its incorporation dated within ten days of the Closing Date:

     (c) The opinions, certificates, and other documents required to be delivered under section 3.3 above:

                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule attached hereto, as the same may be updated at or prior to the Closing (the "Disclosure Schedule"). The Disclosure Schedule is incorporated into this Agreement by reference, and is made an integral part hereof. Disclosure of any information in any one section or schedule of the Disclosure Schedule shall be deemed to be disclosure in any other section or schedule thereof.

     4.1. EXISTENCE AND AUTHORITY OF SELLER.

     (a) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has full corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate proceedings on the part of Seller, and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except to the extent limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally, or by general equitable principles.

     (b) Seller is the record and beneficial owner of all the Stock, free and clear of all liens, claims, encumbrances and restrictions of every kind, and subject to no restrictions with respect to the transferability, other than restrictions imposed by the Communications Act of 1934, the Securities Act of 1933, state securities or blue sky laws, or the HSR Act.

     4.2. ORGANIZATION, AUTHORITY, AND QUALIFICATION OF DOWDY AND MLD. Dowdy and MLD are each corporations duly organized, validly existing and in good standing under the laws of the State of Florida. The Disclosure Schedule contains complete and correct copies of Dowdy's and MLD's Articles of Incorporation (certified by the Secretary of State of Florida) and By-Laws (certified by the Secretary of each of Dowdy and MLD), as currently in effect. Dowdy and MLD each have full corporate power and corporate authority to carry on the business in which they are engaged, and to own and use the properties owned and used by them. Dowdy and MLD are each duly qualified or licensed to do business as foreign corporations and are in good standing in the State of Minnesota.

     4.3. CAPITAL STOCK OF DOWDY AND MLD. The authorized capital stock of Dowdy and MLD each consists of one hundred (100) shares of common stock of which with respect to each of Dowdy and MLD one hundred (100) shares are issued and outstanding and owned, legally and beneficially, solely by Seller. All of the outstanding shares of such stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding options, warrants, calls, convertible securities, rights to subscribe or commitments of any character relating to the authorized and unissued or issued and outstanding stock of Dowdy or MLD which give any person any right to acquire any such stock.

     4.4. ORGANIZATION, AUTHORITY, AND QUALIFICATION OF MSCTC. MSCTC is a general partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Disclosure Schedule contains a complete and correct copy of MSCTC's Partnership Agreement, as currently in effect.
MSCTC has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it. MSCTC is duly qualified or licensed to do business and is in good standing in the State of Minnesota. Except for the partnership interests in MSCTC held by Dowdy and MLD, there are not outstanding and MSCTC has not issued to any person any options, warrants, calls, convertible securities, rights to subscribe for or commitments to sell any interest in MSCTC.

     4.5. SUBSIDIARIES. Dowdy and MLD each hold a fifty percent general partnership interest in MSCTC. Neither Dowdy nor MLD have granted an option or right to purchase any portion of their respective general partnership interests in MSCTC and no person has any such right or claim. Other than such ownership, neither Dowdy nor MLD own any stock or equity interest in any corporation, partnership, joint venture, or other entity, have no employees and are not otherwise engaged in any business activity. The business of MSCTC is exclusively directed to conducting cellular telephone operations in and around Minnesota RSA 10 (as authorized by the Federal Communications Commission and MSCTC. MSCTC does not own any stock or equity interest in any corporation, partnership, joint venture, or any other entity.

                                     ARTICLE V

                ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants that the following statements are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule. Disclosure of any information in any one section or schedule of the Disclosure Schedule shall be deemed to be disclosure in any other section or schedule thereof.

     5.1. CONSENTS AND APPROVALS: NO VIOLATION. Except as described in Paragraphs 3.1 and 3.2(e) above, there is no authorization, consent or approval of, or notice to, any governmental or regulatory authority required to be obtained or given or waiting period required to expire as a condition to the lawful consummation by Seller of the sale and purchase of the Stock pursuant to this Agreement other than any such requirement that results from the specific legal or regulatory status of Buyer, or facts that specifically relate to the business or activities in which Buyer is, or proposes to be, engaged (other than the business or activities of MSCTC). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under, or permit any person to terminate, modify or cancel the rights of MSCTC, Dowdy, MLD or Seller under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets of MSCTC, pursuant to any provision of, any mortgage, lien, agreement, lease, license or other obligation to which MSCTC or Seller is a party, or by which MSCTC or Seller is bound, or to which any of their assets are subject, (ii) violate any provision of the Articles of Incorporation or By-Laws of Dowdy, MLD or Seller or partnership agreement of MSCTC, or (iii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Seller, Dowdy, MLD, or MSCTC is subject, which as to each of clause (i), (ii) or
(iii) would have a Material Adverse Effect. For the purposes of this Agreement, the term "Material Adverse Effect" or the term "material" means a change in the business, operations or financial condition of MSCTC, MLD, or Dowdy which has a negative financial effect on MSCTC of $25,000 or more, provided that no individual such change shall give Buyer the ability to terminate this Agreement unless all such changes, in the aggregate, have a cumulative negative financial effect on MSCTC, Dowdy or MLD of greater than $550,000. Schedule 5.1 of the Disclosure Schedule lists all written or oral contracts, leases, mortgages, indentures, commitments and other instruments to which MSCTC is a party or by which it is bound, other than customer contracts which involve a total receipt or expenditure by, or liability of, MSCTC in excess of $25,000 (the "Contracts") which are not identified in another Schedule of the Disclosure Schedule. True and complete copies of all written Contracts and true and complete descriptions of all oral Contracts have been delivered to Buyer heretofore. All of the Contracts were entered into in the ordinary course of MSCTC's business and are valid and in full force and effect. No event of default on the part of MSCTC or (to the best of Seller's knowledge) any other party has occurred under any of the Contracts and no event of default will occur under any such Contract upon the sale of the Stock to Buyers and all such Contracts will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. MSCTC is not a party to or bound by any Contract or any decree or order of any court or governmental agency which might have a Material Adverse Effect.

     5.2. FINANCIAL.

     (a) The Disclosure Schedule contains unaudited balance sheets and income statements of MSCTC as of and for the year ended December 31, 1996 and the period ended October 31, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared from books and records of the Seller, and to the best of Seller's knowledge and belief, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated, fairly present in accordance with the applicable requirements of GAAP (except that Financial Statements lack footnotes and other presentation items and are subject to year end adjustments) the financial position of MSCTC as of the respective dates and the results of operations and cash flows of MSCTC for the periods presented
herein.   The October 31, 1997 balance sheet is hereinafter referred to as the
"Balance Sheet" and October 31, 1997 as the "Balance Sheet Date".

     (b) Since the Balance Sheet Date, there has not been:

     (1) any material adverse change in the business, operations, or financial condition of MSCTC taken as a whole;

     (2) any sale, lease, transfer or assignment of any material assets, tangible or intangible, of MSCTC other than in the ordinary course of business, or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect: or

     (3) any declaration, setting aside or payment of any distribution (whether in cash, stock or property) by MSCTC to its partners;

     (4) any repurchase, redemption or other acquisition by MSCTC of any outstanding partnership interests;

     (5) any incurrence, assumption or guarantee by MSCTC of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (6) any creation or assumption by MSCTC of any lien on any asset other than in the ordinary course of business consistent with past practices;

     (7) any making of any loan or advance or any investment in any entity;

     (8) any change in any method of accounting or accounting practice by MSCTC, except for any such change required by reason of a concurrent change in applicable requirements of GAAP;

     (9) except in the ordinary course of business consistent with past practice, any (A) grant of any severance or termination pay to any director, officer or employee of MSCTC, (B) execution of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of MSCTC, (C) increase in benefits payable under existing severance or termination pay policies or employment agreements, or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of MSCTC.

     (10) any entry into any agreement, action, commitment or transaction (including any capital expenditure or capital financing) by MSCTC which is material to MSCTC taken as a whole, except agreements, actions, commitments or transactions entered in the ordinary course of business or as contemplated herein.

     (c) The accounts and notes receivable reflected in the Financial Statements were generated in the ordinary course of business and are good and collectible. The reserves in the Financial Statements for doubtful accounts accurately reflect the expected collectability of such accounts and notes receivable.

     5.3. TAXES. Dowdy, MLD and MSCTC have duly filed all reports and returns ("Tax Returns") required to be filed by it relating to all taxes imposed by any jurisdiction ("Taxes"). All liabilities for Taxes which are due from Dowdy, MLD or MSCTC with respect to periods ending on or before the Closing Date for which a statute of limitations has not barred the assessment of deficiencies have been paid or provision therefor has been made on the Balance Sheet. Seller will pay taxes resulting from the deemed sale of assets pursuant to Internal Revenue Service Code Section 338(h)(10). The Tax Returns reflect all Taxes due and payable with respect to the periods covered thereby and there are no other tax liabilities, deficiencies, interest or penalties payable or asserted with respect to such periods. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Seller, threatened in writing against Dowdy, MLD or MSCTC with respect to Taxes, governmental charges or assessments. There are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by Dowdy, MLD and MSCTC nor has there been any claimed failure to pay or report any kind of tax which may be assessed by any such taxing authority against Dowdy, MLD and MSCTC.

     5.4. TITLE AND RELATED MATTERS.

     (a) MSCTC has good title to all of its properties and assets, other than those that are leased, including, without limitation, the properties and assets reflected in its Balance Sheet, free and clear of all security interests, claims, charges or other encumbrances, except (i) such properties and assets as may have been sold in the ordinary course of business or such encumbrances as may have been incurred in the ordinary course of business since the Balance Sheet Date, or (ii) such imperfections, defects of title and encumbrances which are not material to the business, operations, or financial condition of MSCTC taken as a whole. The assets of MSCTC are, in all material respects, normal wear and tear excepted, in a condition and working order sufficient to conduct MSCTC's business in the manner currently and historically conducted by MSCTC.

     (b) The Disclosure Schedule contains a complete and accurate list of all the real property owned or leased by MSCTC (the "Real Property"). The Real Property and all building systems, structures, fixtures and improvements, owned, leased or used by MSCTC are, in all material respects, normal wear and tear excepted, in a condition and working order sufficient to conduct MSCTC's business in the manner currently and historically conducted by MSCTC.

     5.5. PATENTS, TRADEMARKS, AND OTHER INTELLECTUAL PROPERTY. The Disclosure Schedule contains a list of all patents, patent applications, trademarks, trademark applications, trade names, service marks and copyrights, and licenses and rights to any of the foregoing (collectively the "Intellectual Properties") which are used or held by MSCTC and material to the conduct of the business of MSCTC taken as a whole. MSCTC is the owner or is licensed or otherwise has the right to use the Intellectual Properties in the conduct of its business, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

No claims have been asserted or threatened in writing by any person challenging MSCTC's ownership or use of any of the Intellectual Properties which, if successful, would have a Material Adverse Effect. None of the Intellectual Properties infringes or otherwise violates the rights of others or is being infringed by others. No licenses, sublicenses or agreements pertaining to any of the Intellectual Properties have been granted by MSCTC.

     5.6. LITIGATION. There are no actions, suits, proceedings, or governmental investigations against or affecting MSCTC before any court, governmental or regulatory authority, domestic or foreign, which are pending or threatened in writing by any third party with respect to its ownership or operation of its cellular telephone business or otherwise relating to the assets of MSCTC, nor does Seller know or have any reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, except as listed on the Disclosure Schedule, there are no applications, complaints or proceedings pending, or to the best of Seller's knowledge, threatened (I) before the FCC relating to the business or operations of MSCTC other than rulemaking proceedings which affect the cellular telephone industry generally, (ii) before any federal or state agency relating to the business or operations of MSCTC involving charges of illegal discrimination under any federal or state employment laws or regulations; or (iii) before any federal, state or local agency relating to the business or operations of MSCTC involving zoning issues under any federal, state or local zoning law, rule or regulation other than zoning and similar applications and proceedings required in the ordinary course of MSCTC's business or operations. MSCTC is not subject to any judgment, stipulation, order, decree, or agreement arising from any such action, suit, proceeding or investigation. No action, suit, proceeding or governmental investigation is pending or threatened in writing, which seeks to question, delay, or prevent the consummation of the transactions contemplated hereby.

     5.7. LABOR MATTERS.

     (a) Except as listed in the Disclosure Schedule, neither Seller, Dowdy, MLD or MSCTC, nor any trade or business (whether or not incorporated) under common control with Seller, Dowdy, MLD or MSCTC within the meaning of Section 414(b),
(c), (m) or (o) of the Code ("ERISA Affiliate"), maintains or contributes to any bonus, deferred compensation, incentive compensation, severance, pension, profit sharing, retirement, stock purchase, stock option, employee welfare benefit or any other fringe benefit plan, agreement, arrangement, arrangement or practice for which Seller, Dowdy, MLD, MSCTC or any ERISA Affiliate has any liability. The Disclosure Schedule set forth a true and complete list of each plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller, Dowdy, MLD, MSCTC or and ERISA Affiliate (each, a "Plan"). Each Plan is and has been operated in compliance with the provisions of ERISA, the Code, all regulations, and all other applicable governmental laws and regulations. Each other benefit plan, arrangement or practice which is not an "employee benefit plan" (the "Other Benefit Arrangements") is and has been operated in compliance with its terms and all applicable governmental laws, regulations, rulings and announcements. The Disclosure Schedule also sets forth all written employment agreements presently in effect between Seller or MSCTC and employees or MSCTC, and all collective bargaining agreements between Seller or MSCTC and employees of MSCTC.

     (b) MSCTC, Dowdy and MLD have complied with all laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes, and have not received any notice alleging failure to comply in any material respect with any such laws, rules or regulations. No controversies, disputes or proceedings are pending, or to the best of Seller's knowledge, threatened, between it and any employee of MSCTC, Dowdy or MLD. There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the knowledge of Seller, threatened with respect to MSCTC employees.

     (c) Since the Balance Sheet Date, there has not been (i) any increase in the rate or terms of compensation payable by MSCTC to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of its employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases).

     (d) Neither Seller, Dowdy, MLD, MSCTC or and ERISA Affiliate nor any "party in interest" (within the meaning of Section 4975 of the Code) has engaged in a transaction or transactions in connection with which Dowdy, MLD or MSCTC could be subject, individually or in the aggregate, to other civil penalties assessed pursuant to Section 502(i) of ERISA or tax liabilities imposed by Section 4975 of the Code. No liability under Title IV of ERISA has been incurred either directly or indirectly by Seller, Dowdy, MLD, MSCTC or any ERISA Affiliate. There is no pending or, to the knowledge of Seller, threatened claim against or otherwise involving any Plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any Plan (other than routine claims for benefits), nor is there any pending or, to the Knowledge of Seller, threatened claim by or on behalf of any of the Plans, which has or could have a material adverse effect on Dowdy, MLD or MSCTC. Except as set forth in the Disclosure Schedule, there are no unfunded obligations under any Plan providing benefits after termination of employment to any employee of MSCTC (other than continuation of health coverage as required by Part 6 of Title I of ERISA).

     (e) Subject to any applicable governmental statutes, rules or regulations, nothing in the terms and conditions of the benefit plans listed on the Disclosure Schedule, or otherwise, prohibits or limits the ability of Buyer, Dowdy, MLD or MSCTC to terminate all such benefit plans concurrent with the consummation of the transactions contemplated hereby or will trigger or result in a financial obligation on Buyer, Dowdy, MLD, or MSCTC by virtue of such termination, it being understood and agreed that effective as of the Closing, Buyer will offer employment to each of MSCTC's employees in accordance with the provisions of Section 7.6.

     (f) MSCTC is not a party to any collective bargaining agreement and no such contract is being negotiated with MSCTC. No representation question exists or has been raised respecting the employees of MSCTC, nor are there any campaigns being conducted to solicit cards from the employees of MSCTC to authorize representation by any labor organization.

     5.8. ENVIRONMENTAL MATTERS. MSCTC, Dowdy and MLD have not violated any federal, state or local law, regulation or rule or ordinance relating to the protection of the environment that is applicable to the facilities and operations of MSCTC, nor is there any condition with respect to the environment created by their actions or inactions which could or would result in any such violation. There has been no illegal release, spill, leak or discharge at, under or in the properties currently owned or operated by MSCTC of any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solid waste or oil, as defined in or pursuant to the Resource Conservation Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, rule or ordinance in violation of any such law. There are no actions pending or, to the knowledge of Seller, threatened in writing against MSCTC which assert or allege (a) MSCTC or its business has violated or any of its Real Property is in violation of any environmental laws or is in default with respect to any order, writ, judgment, variance, award or decree applicable to MSCTC of any governmental authority (an "Environmental Law"); (b) MSCTC is required to clean up or take any investigation, remedial or other response action under any Environmental Law; or (c) MSCTC is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises under any Environmental Law.

     5.9. LIABILITIES. MSCTC has no liabilities, absolute, direct or contingent, or any outstanding evidence of indebtedness, except (a) as reflected or as reserved against on the Balance Sheet; or (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date. There are no material defaults under any terms or conditions of any indebtedness, liability, contract or obligation of MSCTC which would have a Material Adverse Effect.

     5.10. PLANNED PUBLIC IMPROVEMENTS AND SPECIAL ASSESSMENTS. MSCTC has not received notice of any planned, contemplated or commenced public improvements that may result in special assessments or special charges pertaining to the Real Property or that may otherwise affect the availability of utility service or access to the Real Property.

     5.11. LEASED PERSONAL PROPERTY. The Disclosure Schedule sets forth a list of all machinery, equipment, vehicles and other tangible personal property used in the operation of MSCTC which is covered by a lease to which MSCTC is a party.

     5.12. GOVERNMENT LICENSE AND REGULATION. MSCTC has all cellular and microwave licenses and authorizations from the FCC to conduct its business as it is currently being conducted. Such licenses are disclosed on Schedule 5.12 of the Disclosure Schedule. MSCTC has all other domestic and foreign governmental licenses and permits necessary to conduct its business, except where the failure to have such license or permit would not have a Material Adverse Effect. Such licenses and permits are in full force and effect and will remain in full force and effect for the benefit of Buyer immediately after Closing. No proceeding is threatened regarding the revocation or limitation of any such governmental license or permit.

     5.13. COMPLIANCE WITH LAW. The operation of MSCTC, its business, and MSCTC's use of the Real Property do not violate any applicable federal, state or local laws or ordinances or any other rule or regulation of any international, federal, state or local agency or body, except where the failure to so comply would not have a Material Adverse Effect.

     5.14. INSURANCE. The Disclosure Schedule lists all insurance policies owned by or covering assets or risks of MSCTC. All premiums on such policies due prior to the date hereof have been paid. MSCTC has not received notice that any such insurance is in default. will be canceled or not renewed.

     5.15. TRANSACTIONS WITH CERTAIN PERSONS. MSCTC does not owe any amount to, or have any contract with or commitment to, any shareholder, director, officer, employee or consultant of MSCTC or Seller (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such person owes any amount to MSCTC. Upon the resignation of the officers and directors of MLD and Dowdy as contemplated by Section 3.2(g), MSCTC will have no obligation to any such person to pay termination compensation or any other similar payment.

     5.16. BANK ACCOUNTS. The Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which MSCTC maintains accounts of any nature, the type and number of such accounts and the authorized signatories therefor.

     5.17. FULL DISCLOSURE. As of the date hereof, this Agreement, the Exhibits hereto, the Financial Statements and the Disclosure Schedule, taken as a whole, do not contain any material misstatements, material misleading statements or material omissions. Seller does not have knowledge of any fact which is reasonably likely to materially adversely affect MSCTC's business, assets, financial condition, operations or prospects which have not been set forth in this Agreement, the Exhibits, the Financial Statements or the Disclosure Schedule, other than facts pertaining to or affecting the industries in which MSCTC competes, or its markets, generally.

     5.18. REPORTS. All reports, filings and statements that MSCTC is currently required to maintain or file with the FCC or with any other governmental agency have been filed and all reporting requirements of the

FCC and other governmental authorities having jurisdiction over MSCTC have been complied with all such reports, filings and statements are substantially complete and correct as filed. MSCTC has timely paid all regulatory fees payable with respect to its FCC licenses.

     5.19. CUSTOMERS. As of October 31, 1997, MSCTC had no less than 12, 973 customers and will have no less than 12,973 customers as of the Closing..

                                     ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement:

     6.1. EXISTENCE AND AUTHORITY OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has full power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary proceedings on the part of Buyer, and this Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their terms except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     6.2. CONSENTS AND APPROVALS; NO VIOLATION. Except as described in Paragraphs 3.1 and 3.3(e), above, there is no authorization, consent or approval of, or notice to, any governmental or regulatory authority required to be obtained or given or waiting period required to expire as a condition to lawful consummation by Buyer of its purchase of the Stock pursuant to this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or other charter documents) of Buyer, (ii) violate any provision of any agreement or other obligation to which Buyer or any of its subsidiaries or affiliates is a party or by which any of them is bound or to which their respective assets is subject, or (iii) violate or result in a breach of, or constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which Buyer or any of its subsidiaries or affiliates is subject, which in each of clauses (i), (ii), or (iii) would materially affect the consummation of the sale and purchase of the Stock pursuant to this Agreement.

     6.3. LITIGATION. No action, suit, proceeding or governmental investigation is pending or, to the knowledge of Buyer, threatened in writing by any third party which seeks to question, delay, or prevent the consummation of the transaction contemplated hereby.

     6.4. ACQUISITION OF STOCK FOR INVESTMENT. Buyer is acquiring the Stock for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Buyer acknowledges that the Stock is not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and that it may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under such Act, except pursuant to an exemption from such registration available under such Act and laws.

     6.5. FULL DISCLOSURE. Buyer has notified Seller in writing of any fact, condition or circumstance of which Buyer has knowledge which Buyer reasonably believes would constitute a breach or default, or any fact, condition or circumstance of which Buyer reasonably believes would, after notice or lapse of time or both, constitute a breach or default by Seller under any agreement or document contemplated hereby.

                                    ARTICLE VII

                 ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     7.1. OPERATION OF BUSINESS PENDING CLOSING. Seller will use its reasonable best efforts to cause MSCTC to conduct its business according to its ordinary and usual course of business and substantially in the manner heretofore conducted and will use its reasonable best efforts to preserve in all material respects the business organization and business relationships of MSCTC intact. By way of amplification and not limitation, Dowdy, MLD and MSCTC each shall not, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following, except as contemplated by this Agreement or as previously disclosed with reasonable specificity to Buyer, or except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws, without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed:

     (a) Amend or otherwise change their Articles of Incorporation, By-Laws or Partnership Agreement;

     (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Dowdy or MLD, or (ii) any assets of Dowdy, MLD or MSCTC, except for sales of services and products in the ordinary course of business and in a manner consistent with past practice;

     (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except as specifically contemplated by this

Agreement);

     (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any obligation for borrowed money, long term or short term debt, or issue any debt securities having a maturity of any duration, whether or not incurred prior to the date hereof, (together, the "Funded Debt"), (iii) assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, (iv) enter into any employment contract or agreement or any other contract or agreement other than in the ordinary course of business consistent with past practice, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section 7.1(e):

     (f) Except as set forth in the Disclosure Schedule, as previously approved by Buyer or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of their directors, officers or employees, except for increases in salary or wages of employees of MSCTC in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with any present or former director, officer or other employee of MSCTC, Dowdy or MLD (other than an agreement entered into in exchange for a release by an employee, of any and all claims against MSCTC following such employee's termination of employment, but only if the aggregate amount payable to any terminated employee under any such agreement are paid by Seller without cost or expense to Buyer, MSCTC, Dowdy or MLD, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or grant any stock options or stock-based compensation to any directors, officers or employees (provided that Buyer acknowledges that the participation of employees of MSCTC in benefit plans of Seller will terminate as a result of the Closing);

     (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change of any of the accounting practices or principles used by it;

     (h) Make any tax election or settle or compromise any material federal, state, local or foreign tax liability;

     (i) Take any action, including, but not limited to, introducing a new service or product, which, in the good faith judgment of MSCTC, is reasonably likely to result in any claim that MSCTC has violated applicable laws, rules or regulations;

     (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Dowdy, MLD or MSCTC;

     (k) Not extend or shorten the time for payment of MSCTC's accounts receivable;

     (l) Pay, discharge, satisfy or settle any claims, actions, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, satisfaction or settlement (i) involving payments of not more than Fifty Thousand Dollars ($50,000.00) in the aggregate, which also involve no form of injunctive relief,
(ii) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of MSCTC, or (iii) incurred in the ordinary course of business and consistent with past practice; or

     (m) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in sections 7.1(a) through 7.1(k) or any action which would make any of the representations or warranties of MSCTC contained in this Agreement untrue and incorrect as of the date when made if such action has been taken.

     (n) Incur any debt for borrowed money, except for debt which is repaid at or prior to the Closing by Seller.

     7.2. ACCESS TO INFORMATION.

     Between the date of this Agreement and the Closing Date, Seller will (i) afford Buyer and its authorized representatives reasonable access, during ordinary business hours, to all books, records, offices and other facilities and properties of MSCTC and permit Buyer and its authorized representatives to make such inspections thereof as they may reasonably request, (ii) make available to Buyer, during ordinary business hours and upon reasonable notice, all senior management personnel of MSCTC or of Seller responsible for the management of MSCTC for the purpose of obtaining information regarding MSCTC, and (iii) furnish Buyer with such financial and operating data and other information with respect to the financial statements, business and properties of MSCTC as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of MSCTC or Seller. Any information provided to Buyer pursuant to this Agreement shall be held by Buyer in the strictest confidence. No investigation pursuant to this section 7.2 shall affect any representation or warranty of Seller or MSCTC herein or the conditions to the obligations of Buyer hereunder.

     7.3. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Seller and Buyer each agree to use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the purchase and sale of the Stock pursuant to this Agreement, including without limitation (i) using its reasonable best efforts to cause the fulfillment of the conditions listed in sections 3.2 and 3.3, above, within its control and (ii) using its reasonable best efforts to obtain all required consents from third parties or governmental bodies.

     7.4. HSR NOTIFICATION. Unless Seller and Buyer each shall have received an opinion or advice of their respective counsel that no such filings are required, as soon as practicable (but no later than twenty (20) business days) after the execution of this Agreement, Seller and Buyer will file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, the notification and documentary material required in connection with the acquisition of the Stock by Buyer pursuant to this Agreement. Thereafter, Seller and Buyer will promptly file any additional information requested as soon as practicable after receipt of a request for additional information under the HSR Act. Buyer and Seller will use reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. Buyer and Seller shall be responsible for one-half of the filing fees required under the HSR Act.


     7.5 REGULATORY FILINGS AND APPROVAL. Seller and Buyer shall, as soon as practicable (but in no event later than fifteen (15) business days) after the execution of this Agreement, cause to be filed with the Federal Communications Commission under the Communications Act of 1934, as amended, all necessary applications, waiver requests and related documentary material required in connection with the acquisition of the Stock by Buyer pursuant to this Agreement. Notwithstanding the generality of the foregoing, Buyer shall cause the relevant applications to contain a showing of compliance with 47 C.F.R.
Section 22.942. Such showing shall be consistent with the provisions of Article VIII hereof and with applicable requirements of the Commission's rules and regulations. Thereafter, Buyer and Seller will promptly file any additional information under the Communications Act. Buyer and Seller will utilize their respective best efforts to obtain the requisite approvals of the FCC at the earliest possible time. The parties hereto will coordinate with one another in exchanging such information and providing such assistance as may be requested in connection with such filings. Buyer and Seller shall each be responsible for one-half of the filing fees required under the Communications Act and the FCC's rules and regulations.


7.6. TAX RETURNS. Seller shall timely file all income tax returns required of Dowdy, MLD or MSCTC for the period ending on or before the Closing Date with the appropriate government officials and shall ensure that the amounts of Tax shown due on such returns are paid in a timely manner.

     7.7  EMPLOYMENT OFFERS FOLLOWING CLOSING.   Immediately following the
Closing, subject to passing a pre-employment drug-screening test which Buyer requires of all of its new employees, Buyer shall offer to all of MSCTC's employees (the "Employees") employment with Buyer or Acquisition Subsidiary as of the Closing date which offer, as to each employee, will provide for the same level of base cash compensation paid to such employee as of the Closing Date and the same standard package of benefits available to all other employees of Buyer, as more specifically described below. Buyer reserves the right, following further review and in its sole discretion, to adjust the commission, bonus and incentive compensation paid to MSCTC's employees as of the Closing.. The Employees shall receive credit following Closing for services rendered while employed by MSCTC prior to Closing for all purposes, including, without limitation, participation in employee benefit programs of Buyer or any other term or condition of employment which varies with seniority. In particular,

     (a) the Employees will be terminated by Seller effective as of the Closing and, concurrently, will be offered employment on the terms and conditions described above;

     (b) Seller will be solely responsible for the Stock Option Agreements with Kathy Baaken and Jerry Wilke. Buyer will bear no cost, expense or other responsibility for these agreements;

     (c) Effective as of the Closing Date, Seller will treat MSCTC employees as terminated employees for administration purposes of its 401(k) plan. Buyer will assume no responsibility for 401(k) fund balances;

     (d) At the Closing, Seller will treat MSCTC employees as terminated employees for purposes of paid time off plan. Buyer will assume no cost, expense or other responsibility for any paid time off banks;

     (e)  Buyer will assume no employment agreements;

     (f) All MSCTC employees will be deemed job applicants for their same or similar positions with Buyer and will be required to take a pre-employment drug screen test required by Buyer of all of its new employees. Buyer will have no responsibility to hire any employee who fails the positive drug screen test.

7.8. EMPLOYMENT AND EMPLOYEE BENEFITS AFTER THE CLOSING. Certain terms and conditions regarding the parties' respective obligations with respect to employment and employee benefit matters under this Agreement, and the corresponding rights of employees of MSCTC hereunder, are set forth in Schedule
7.8 of the Disclosure Schedules hereto, the terms of which are incorporated herein by this reference and made a part hereof.

                                    ARTICLE VIII

                      COMPLIANCE WITH 47 C.F.R. Section 22.942

     8.1 MEANS OF COMPLIANCE. Buyer shall comply with 47 C.F.R. Section 22.942, in the first instance, by seeking from the FCC a waiver of the requirements of such rule or by proposing to divest, including, for example, divestiture into a qualifying trust, prior to the Closing contemplated by this Agreement, of its ownership interest in Midwest Wireless Communications LLC ("Midwest") in a manner consistent with prior FCC precedent demonstrating compliance with such section. If it appears and when it appears to Seller that such proposal will not result in FCC approval of the transaction contemplated herein in time for the Closing to occur by June 30, 1998, Seller may, in its sole and exclusive discretion, elect to make an offer to purchase Buyer's interest in Midwest in order that Buyer may bring itself into compliance with 47 C.F.R. Section 22.942 as is more fully set forth in Section 8.2 hereof.

     8.2 ALTERNATIVE MEANS OF COMPLIANCE. Upon the occurrence of the condition described in the second sentence of Section 8.1 hereof, Seller shall notify Buyer of the existence of such condition. Thereupon, Seller, in its sole and exclusive discretion may elect to make an offer to purchase Buyer's interest in Midwest at the fair market value of such interest, taking into account that the interest is a minority interest in a privately-held limited liability company ("Fair Market Value") in accordance with the following procedures:

     (a) VALUATION. Each party shall appoint an independent appraiser to value the fair market value of Buyer's interest in Midwest, such appraisers to report back as soon as practicable. If the two valuations are within ten percent of each other, the average of the two shall be deemed by the parties hereto to constitute the Fair Market Value. If the two valuations are greater than ten percent apart, the two appraisers shall jointly appoint a third independent appraiser. Such third appraiser shall submit a single valuation to each party hereto, as soon as practicable after its appointment. This third valuation shall be no less than the lower of the two previously submitted valuations, shall be no higher than the higher of the two previously-submitted valuations and shall be deemed the Fair Market Value.

     (b) PURCHASE OF BUYER'S INTEREST IN MIDWEST. At its option, Seller may purchase Buyer's interest in Midwest at the Fair Market Value determined in accordance with Section 8.2(a) above, subject to Buyer complying with the rights of first refusal provisions of the Midwest Wireless Communications Limited Liability Company Agreement ("MWC Agreement") to which Buyer is a party. Such purchase will take place on commercially reasonable terms and conditions to be agreed to between the parties hereto immediately prior to the Closing, such Closing to occur no later than June 30, 1998 or such other time as the parties may agree if the Buyer's interest in Midwest is not purchased under the MWC Agreement. It is the intention of the parties hereto that the purchase contemplated herein shall be solely to permit Buyer to bring itself into compliance with

47 C.F.R. Section 22.942 to enable the parties to close the transaction contemplated hereby.

     (c) SUBSEQUENT SALE BY SELLER OF BUYER'S INTEREST IN MIDWEST. Buyer recognizes that Seller reserves the right to dispose of Buyer's interest in Midwest that it may acquire pursuant to Section 8.2(b) above. In the event that Seller, in its sole discretion, disposes of such interest by June 30, 1999, then Seller and Buyer shall each share one-half of the after-tax gains or losses resulting from such disposition.

     (d) COSTS OF PURCHASE AND/OR SUBSEQUENT DISPOSITION. Buyer shall bear all of its own as well as Seller's reasonable out-of-pocket costs (including, but not limited to, attorneys' fees, appraisers' fees and similar professional fees) in connection with Seller's acquisition of Buyer's interest in Midwest and/or Seller's subsequent disposition of such interest as provided for in Section 8.2(c) above, provided that Buyer's maximum liability for such of Seller's costs described herein shall be limited to a total of One Hundred Thousand Dollars ($100,000.00).

                                     ARTICLE IX

                                  INDEMNIFICATION

     9.1. INDEMNIFICATION BY SELLER AND BY PARENT. As Buyer's sole and exclusive remedy for breach of this Agreement, Seller and Parent, jointly and severally, agree to indemnify, defend and hold Buyer and its directors, officers, employees, agents and shareholders harmless from and against any damage (other than consequential damages), liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees), less any amount recoverable by Seller or MSCTC under insurance or from any third party and less the amount of any tax benefit to Buyer or MSCTC as a result thereof ("Buyer's Damages") arising out of, resulting from or relating to:

     (a) any inaccuracy in or breach of a representation or warranty of Seller pursuant to this Agreement;

     (b) any failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement; and

     (c) any Federal income taxes paid or payable after the Closing Date by Buyer or by Dowdy, MLD or MSCTC or any of their affiliates, relating to periods ending prior to the Closing Date or for which Dowdy, MLD or MSCTC is liable because it is included in the consolidated Federal income tax return of Seller or its affiliates (other than relating to any election or action taken by Buyer or Dowdy, MLD or MSCTC at the direction of Buyer on or following the Closing
Date) in excess of any refund of Federal income taxes receivable by Buyer or Dowdy, MLD or MSCTC that are attributable to any periods ending on or prior to the Closing Date or because MSCTC is included in the consolidated Federal income tax return of seller or its affiliates

     9.2. PROCEDURE.

     (a) NOTICE OF CLAIMS. Buyer shall give Seller prompt notice of any claim, demand, assessment, action, suit or proceeding to which Buyer believes the indemnity set forth in section 8.1 applies (an "Indemnified Claim"), including those claims arising between the date of this Agreement and the Closing as contemplated by clause (iii) of Section 3.2(a). Such notice shall provide in reasonable detail such information as Buyer may have with respect to such Indemnified Claim (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on Buyer or its agents and any written claim, demand, invoice, billing or other document evidencing the same). If such Indemnified Claim is evidenced by a court pleading, Buyer shall give such notice within five days of receipt of such pleading. If such Indemnified Claim is evidenced by some other writing from a third party, Buyer shall give such notice within ten days of the date it receives such writing.

     (b) CONTROL OF DEFENSE OF CLAIMS. If Buyer's request for indemnification arises from the claim of a third party or a claim for which indemnification is available under paragraph 9.1(c) hereof, Seller may assume control of the defense of such Indemnified Claim or any litigation resulting from such Indemnified Claim by giving Buyer notice of Seller's decision to do so. If Seller assumes control of the defense of an Indemnified Claim, Seller shall thereafter take all reasonable steps necessary in the defense or settlement of such Indemnified Claim, and Seller shall hold Buyer harmless from and against all damages arising out of or resulting from any settlement approved by Seller or any judgment in connection with such Indemnified Claim. Notwithstanding Seller's assumption of the defense of an Indemnified Claim, Buyer shall have the right to participate in the defense of such Indemnified Claim at its own expense. Seller shall not, in the defense of such Indemnified Claim, consent to entry of any judgment or enter into any settlement, which does not provide for a full and complete release by the third party asserting such Indemnified Claim of all of its then existing claims against Buyer and Dowdy, MLD or MSCTC, except in either case with a written consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall furnish Seller in reasonable detail all information Buyer may have with respect to any such Indemnified Claim and shall make available to Seller and its representatives all records and other similar materials which are reasonably required in the defense of such an Indemnified Claim and shall otherwise cooperate with and assist Seller in the defense thereof.

     9.3. LIMITATIONS. No indemnification shall be payable by Seller or by Frontier Corporation to Buyer with respect to an Indemnified Claim pursuant to Paragraph 9.1(a) (other than with respect to inaccuracies in or a breach of the representations or warranties of Seller in sections 4.2, 4.3 or 5.3 hereof (collectively, the "Excluded Representations"), as to which the limitations in this section 9.3 shall not apply) unless Seller has received notice thereof within twenty-four (24) months after the Closing Date and unless and until Buyer's Damages for all Indemnified Claims, other than any

Indemnified Claims made under the Excluded Representations, in the aggregate, exceed Three Hundred Thousand Dollars ($300,000.00) (the "Basket Amount").
At such time that such Buyer's Damages exceed the Basket Amount, Seller shall be liable to Buyer only for the portion of such Buyer's Damages which exceed the Basket Amount, and in no event shall Seller's liability with respect to all Indemnified Claims, other than any Indemnified Claims made under the Excluded Representations (as to which the limitations of this Section 9.3 shall not apply), in the aggregate, exceed One Million One Hundred Fifty Thousand Dollars ($1,150,000.00). In addition, the above limitations shall not apply to intentional or knowing inaccuracies in or breaches of the representations and warranties set forth in Articles IV and V hereof. Seller's liability for such intentional or knowing inaccuracies in or breaches shall have no Basket Amount, but shall be limited to Five Million Dollars ($5,000,000.00).

     9.4. INDEMNIFICATION BY BUYER. As Seller's sole and exclusive remedy for breach of this Agreement, Buyer agrees to indemnify, defend and hold Seller, its directors, officers, employees, agents and shareholders harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees) ("Seller's Damages") arising out of, resulting from or relating to:

     (a) any inaccuracy in or breach of representation or warranty of Buyer pursuant to this Agreement; and

     (b) any failure to duly perform or observe any term, provision or covenant to be performed or observed by Buyer pursuant to this Agreement or any of the Ancillary Agreements.

     9.5. COOPERATION ON TAX MATTERS. Buyer and Seller shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return or any amended Tax Return, any audit, litigation or other proceeding with respect to taxes payable by Dowdy, MLD or MSCTC. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the party making any such request will reimburse the party complying with such request for any actual, out-of-pocket costs it has incurred. Buyer and Seller agree to (i) retain all books and records with respect to tax matters pertinent to Dowdy, MLD or MSCTC relating to any tax period ending on or before the Closing Date until the expiration of the statute of limitations therefor, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

     9.6. PROCEDURE. The procedures for Seller's indemnification of Buyer hereunder shall be the same as for Buyer's indemnification of Seller pursuant to section 9.2 and the provisions of section 9.2 shall apply, mutatis mutandis, with respect to such indemnification by Buyer.

                                     ARTICLE X

                            TERMINATION AND ABANDONMENT

     10.1. TERMINATION UNRELATED TO FCC APPROVAL.

     (a) This Agreement may be terminated prior to the Closing for reasons unrelated to obtaining the approval of the FCC.

     (i) At any time after August 31, 1998, by either Buyer or Seller, unless the party seeking to terminate is not in compliance with its obligations under section 7.3, above;

     (ii) by Buyer if, as of the time of the Closing, all conditions specified in Section 3.3 have been satisfied but the conditions specified in section 3.2 to be satisfied by Seller have not been satisfied;

     (iii) by Seller if, as of the time of the Closing, all conditions set forth in Section 3.2 have been satisfied but the conditions specified in section 3.3 to be satisfied by Buyer have not been satisfied.

     (b In the event of termination of this Agreement pursuant to section 10.1 a(iii) hereof, Buyer agrees to pay Seller the sum of Two Million Dollars ($2,000,000).

     10.2 TERMINATION RELATED TO FCC APPROVAL. This Agreement may be terminated prior to Closing for reasons related to delay or unavailability of approval by the FCC:

     (a) at any time after June 30, 1998, by Seller, if as a result of Buyer's failure to use its reasonable best efforts to comply with the requirements of section 8.1 or failure to cooperate with Seller as contemplated by Section 8.2 and no third party has filed a petition to deny or substantively similar pleading with the FCC.

     (b) at any time after August 31, 1998, by either Seller or Buyer if a third party has filed a petition to deny or substantively similar pleading with the FCC and the FCC has not yet granted the necessary authorizations for the Closing to occur on or prior to August 31, 1998.

     (c) In the event of termination of this Agreement pursuant to this Section 10.2:

     (i) as a result of the circumstances described in Section 10.2(a) hereof that are a proximate result of Buyer's actions or inactions, Buyer agrees to pay Seller a termination fee of Two Million Dollars ($2,000,000.00); or

     (ii) as a result of the circumstances described in Section 10.2(a) hereof that are not a proximate cause of Buyer's actions or inactions or as a result of the circumstances described in Section 10.2(b) hereof no termination fee shall be due from Buyer to Seller.

     10.3. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to section 10.1 hereof, this Agreement, other than with respect to Buyer's obligations under sections 11.1 and 11.2 and the Confidentiality Agreement and Seller's obligations under sections 11.1 and 11.2, shall thereafter become void and have no effect, and without any liability on the part of any party or its shareholders or directors or officers in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                     ARTICLE XI

                                   MISCELLANEOUS

     11.1. EXPENSES. The parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and consummation of the transaction contemplated hereby.

     11.2. BROKERS. Except for Lazard Freres & Co., whose fee will be borne by Seller, each party represents to the other that no broker, finder, or other person is entitled to any brokerage or finder's fee or commission in connection with the transaction contemplated by this Agreement.

     11.3. FURTHER ASSURANCES. Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver such further instruments and documents as may be necessary or desirable in the reasonable opinion of Buyer to protect the right or title of Buyer to the Stock. all without further consideration.

     11.4. ENTIRE AGREEMENT AND MODIFICATIONS. This Agreement, including the Disclosure Schedule and the Ancillary Agreements constitute the entire agreement between the parties with respect to the purchase and sale of the Stock. No change of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed on behalf of both parties.

     11.5. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and to their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided, however that the rights and obligations of Seller hereunder may be assigned to and assumed by a parent or subsidiary corporation of Seller to which Seller may transfer the Stock, but no such assignment shall relieve Seller of any of its obligations hereunder. Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary in a chain of wholly-owned subsidiaries, provided that no such assignment shall relieve Buyer of its liability hereunder.

     11.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the day delivered personally, by facsimile transmission, or telexed, or on the second business day following the day on which mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Seller, to

     Hickory Tech Corporation
     221 E. Hickory Street
     P.O. Box 3248
     Mankato, Minnesota  56002
     Attention:  President
     Telephone:  (507) 387-3355
     Facsimile:  (507) 625-9191

     with a required copy to:

     Lindquist & Vennum. P.L.L.P.
     4200 IDS Center
     80 South 8th Street
     Minneapolis, Minnesota  55402
     Attention:  Richard A. Primuth, Esq.
     Telephone:  (612) 371-3211
     Facsimile:  (612) 371-3207

     (b) if to Buyer, to

     Frontier Corporation
     180 South Clinton Avenue
     Rochester, NY 14646-0700
     Telecopy: (716) 325-7639
     Attention:  James G. Dole

     with required copies to:

     Frontier Corporation
     180 South Clinton Avenue
     Rochester, NY 14646-0700
     Telephone:  (716) 777-1028
     Telecopy: (716) 546-7823
     Attention: Michael J. Shortley, III, Esq.

     11.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to conflicts of law provisions.

     11.9. PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the mutual consent of Seller and Buyer, or except as may be required by law. In the event that either party hereto is required by applicable law, regulation or legal process to make a public announcement regarding the transactions contemplated hereby, such party: (i) shall promptly notify the other party hereto so that such other party may seek a protective order or other appropriate remedy or, in such other party's sole discretion, waive compliance with the terms of this section 10.9, (ii) shall not make such announcement if such other party delivers a written opinion of counsel that such announcement is not required under applicable law, regulation or legal process, and (iii) in the event that no such protective order, opinion of counsel or other remedy is obtained, shall disclose only that portion of the information regarding the transaction contemplated hereby which it is advised by counsel is legally required.

     11.10. CERTAIN DEFINITIONS. Wherever this Agreement refers to matters within Seller's "knowledge," known to Seller," "knowledge of Seller" or of which Seller "knows", such reference shall be defined to mean the actual knowledge of any one or more of those persons listed in section 10.10 of the Disclosure Schedule. Wherever this Agreement refers to an "affiliate" of a person, such reference shall be defined to mean any other person controlling, controlled by or under common control with the person in question.

     11.11. ARBITRATION. Any dispute arising out of or relating to this Agreement, any Ancillary Agreements or the Confidentiality Agreement or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
Section 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitration proceedings must be commenced within one (1) year after accrual of the cause of action giving rise to the proceedings. The arbitration proceedings shall be held in Chicago, Illinois. The decision of the arbitrator shall be binding and conclusive on the parties and each party agrees to comply therewith and perform the obligations imposed thereunder. Arbitration and the provisions-of this section 9.13 shall be a condition precedent to any legal or equitable right of action by any party hereto. The fees and expenses of the arbitration proceedings shall be borne by the parties hereto as follows: Buyer shall be responsible for fifty percent (50%) of such fees and expenses and Seller shall be responsible for the remaining fifty percent (50%) thereof; provided, however, that the party ultimately prevailing in such arbitration proceeding shall be entitled to be reimbursed by the other party for its share of such fees and expenses. Each party shall pay the fees and expenses of its own counsel and representatives.

     11.12. NO WAIVER. The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. The waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be construed as a further or continuing waiver of any such condition or breach of any other provision, term, covenant, representation or warranty of this Agreement.

     11.13. SURVIVAL. The representations, warranties and covenants made in this Agreement and in any agreement or instrument executed and delivered in connection with this Agreement shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FRONTIER CORPORATION          FRONTIER CELLULAR HOLDING, INC.

By: R.C. Mancini              By: R.C. Mancini
   ------------------------      --------------------------

Title: Vice President         Title: Vice President
       --------------------         -----------------------


                               HICKORY TECH CORPORATION

                              By: /s/ Robert D. Alton
                                 ------------------------------
                              Title: President/CEO
                                   ----------------------------








The above mentioned exhibits and schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.